Exhibit 4.3

Amended and Restated

AmerUs Group Co.

MIP Deferral Plan

Section 1. General Purpose of Plan; Definitions.

The name of this plan is the AmerUs Group MIP Deferral Plan (the “Plan”). This Plan amends and restates the MIP Deferral Plan dated September 1, 1998, as further amended and restated on May 10, 2001, to the extent set forth herein. Notwithstanding anything contained herein to the contrary, nothing in this Plan shall in any way alter or adversely affect any of the rights of Participants relative to, or to receive, (1) any Deferred Amounts deferred under the Plan prior to February 14, 2003 (“Previously Deferred Amounts”); (2) any Corresponding Employer Matches prior to February 14, 2003 (“Previously Matched Amounts”); (3) any Re-Deferrals and Corresponding Matches made in June of 2003. The purpose of the Plan is to enable the respective management employees of AmerUs Group Co. (the “Company”) and its Subsidiaries to participate in the long-term success of the Company by investing in the performance of the stock of the Company.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Alternatives,” “Alternative One” and “Alternative Two” shall have the meanings set forth in Section 10 hereof.

(b)	“Board” means the Board of Directors of the Company and its Subsidiaries.

(c)	“Change of Control” shall mean any of the following events: (a) any “Person” (as such term is defined in Rule 13d-5 under the Exchange Act (as defined below) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than a Subsidiary of the Company (“Subsidiary” shall mean each of those Persons of which another Person, directly or indirectly through one or more Subsidiaries, owns beneficially securities having more than 25% of the voting power in the election of directors (or Persons fulfilling similar functions or duties) of the owned Person (without giving effect to any contingent voting rights)) or any employee benefit plan (or any related trust) of the Company or a Subsidiary of the Company, becomes the beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of (1) 25% or more of the common stock of the Company or (2) securities of the Company that are entitled to vote generally in the election of directors of the Company (“Voting Securities”) representing 25% or more of the combined voting power of all Voting Securities of the Company; (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or (c) there is consummated a merger, reorganization or consolidation involving the Company or any direct or indirect Subsidiary of the Company and any other corporation or other entity, other than a merger, reorganization or consolidation which results in the common stock and Voting Securities of the Company outstanding immediately prior to such merger, reorganization or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60%, respectively, of the common stock and combined voting power of the Voting Securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, reorganization or consolidation, or (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Non-Employee Directors of the Human Resources and Compensation Committee of the Board. If at any time there is no Committee, the functions of the Committee specified in the Plan shall be exercised by the Non-Employee Directors of the Board.

(f)	“Commission” means the Securities and Exchange Commission, or any successor thereto.

(g)	“Company” means AmerUs Group Co., a corporation organized under the laws of the State of Iowa, or any successor corporation.

(h)	“Corresponding Employer Match” means in reference to a Deferred Amount, or Re-Deferred Amount, the Employer Match granted in the year such Deferred Amount, or Re-Deferred Amount, was deferred, or Re-Deferred, by a Participant and calculated as a percentage of such Deferred Amount or Re-Deferred Amount.

(i)	“Deferred Amount” means the amount of payment granted under the Management Incentive Plan elected by a Participant to be deferred under the Plan, as described in Section 4 of the Plan.

(j)	“Disability” means total and permanent disability, as determined under the long term disability program of the Company and its Subsidiaries.

(k)	“Employer Match” means the number of Stock Units which is the result of (x) the product of (a) the Percentage Match and (b) the Deferred Amount, being divided by (y) the Fair Market Value of a share of Stock on the Employer Match Grant Date for such year.

(l)	“Employer Match Grant Date” means the MIP Payment Date in each year.

(m)	“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(n)	“Fair Market Value” means, as of any given date, the closing price of the Stock on such date on the New York Stock Exchange.

(o)	“MIP Payment Date” means the date on which bonuses under the Management Incentive Plan of the Company are paid.

(p)	“Non-Employee Director” means a director who is a “non-employee director” under Rule 16b-3 under Section 16 of the Exchange Act and is an “outside director” under Section 1.162-27(e)(3) of the regulations promulgated under the Code.

(q)	“Participant” means an employee of the Company or any Subsidiary who is eligible for participation in the Plan under Section 3 of the Plan and who elects to participate in the Plan under Section 4 of the Plan.

(r)	“Percentage Match” means the percentage which the Committee determines each year to be used in calculating the Employer Match for that year and which percentage may equal zero (0).

(s)	“Plan” means this MIP Deferral Plan.

(t)	“Previously Deferred Amount” has the meaning set forth in the preamble to this Section 1.

(u)	“Previously Matched Amount” has the meaning set forth in the preamble to this Section 1.

(v)	“Prime Rate” means the highest bank prime loan rate as published in The Wall Street Journal in its Money Rate Section on the 15th day (or the next business day if the 15th day is not a business day) of each calendar month.

(w)	“Re-Defer” or “Re-Deferral” means the election of a Participant to defer the receipt of all of a Deferred Amount and the Corresponding Employer Match, or all Re-Deferred Amounts and all Corresponding Employer Matches, for an additional Restricted Period beginning on the date on which such immediately preceding Restricted Period ends with such election being made at a time set by the Committee which is prior to the end of such immediately preceding Restricted Period.

(x)	“Re-Deferred Amount” means an amount a Participant has Re-Deferred in accordance with the immediately preceding Sub-Section 1 (w) of the Plan.

(y)	“Re-Deferred Amount Match” means the number of Stock Units which is the result of (x) the product of (a) the Percentage Match for the year in which the Re-Deferral is occurring and (b) the Re-Deferred Amount plus the Corresponding Employer Match, being divided by (y) the Fair Market Value of one share of Stock on the date on which the Re-Deferred Amount is Re-Deferred.

(z)	“Restricted Period” means, with respect to a particular Stock Unit, the period determined by the Committee during which such Stock Unit may not be cashed out, which period shall be no shorter than the period beginning on the MIP Payment Date on which the Stock Unit is purchased and ending on the third successive MIP Payment Date thereafter. Restricted Period shall also mean any Restricted Period relating to a Re-Deferred Amount, which period will begin on the date a Participant Re-Defers such Re-Deferred Amount.

(aa)	“Retirement” means “normal retirement” or “early retirement,” as those terms are defined in the All*AmerUs Savings & Retirement Plan.

(bb)	“Stock” means the Common Stock of the Company.

(cc)	“Stock Unit” means a unit equal in value to a share of Stock.

(dd)	“Subsidiary” shall have the meaning set forth in Section 1 (c).

Section 2. Administration.

The Plan shall be administered by the Committee. The Committee shall have the power and authority to grant eligible employees Stock Units pursuant to the terms of the Plan. In addition, the Committee shall have the power to take all actions that it determines, in its sole and absolute discretion, are necessary or appropriate to carry out the provisions of the Plan, including, but not limited to, the following powers and duties:

(a)	To determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted under the Plan;

(b)	To determine the percentage to be used for determining the Employer Match and the Re-Deferred Amount Match to be granted with respect to Stock Units granted under the Plan and to notify Participants of the same;

(c)	To construe and interpret the provisions of the Plan (and any agreements relating thereto) and to make, alter, or repeal rules and regulations under the Plan to the extent deemed advisable from time to time by the Committee;

(d)	To determine and decide all questions as to eligibility for participation and benefits under the Plan and as to the rights of Participants under the Plan, and to render and review decisions respecting claims for (or denials of claims for) benefits under the Plan;

(e)	To determine such facts, and to obtain from any person such information, as shall be necessary for the proper administration of the Plan;

(f)	To construe any uncertain terms and to correct any defect, supply any omission, or reconcile any inconsistency that may appear in the Plan in such manner and to such extent as the Committee shall deem necessary or appropriate to accomplish the purposes of the Plan; and

(g)	To do such other acts as are necessary or appropriate to administer the Plan in accordance with its provisions or as may be provided for or required by law.

The Committee shall have sole and absolute discretion in the exercise of all of its powers and duties under the Plan to the maximum extent permitted by law. To the maximum extent permitted by law, any decisions, determinations, or other acts made with respect to the Plan by the Committee shall be final and binding on all persons, including the Company and Participants. In the event that any decision, determination, or other act referred to in the prior sentence is the subject of judicial review, it is intended that the Court shall give deference to such decision, determination, or other act to the maximum extent permitted by law.

Annually, Participants shall receive an account statement.

Section 3. Eligibility.

Officers and other key and high performing employees of the Company and its Subsidiaries who are eligible to receive bonuses under the Management Incentive Plan of the Company are eligible to participate in the Plan.

Section 4. Election.

Each officer and employee of the Company and its Subsidiaries who is eligible to participate in the Plan may elect to defer up to one hundred percent (100%) of bonuses he or she may receive after May 10, 2001 under the Management Incentive Plan of the Company. Participants who received bonuses under the Management Incentive Plan before May 10, 2001 were eligible to elect to defer only up to fifty percent (50%) of such bonuses. Such Deferred Amount shall be used by the Participant to purchase Stock Units, as described in Section 6 of the Plan. Such election shall be made annually no later than such date as the Committee shall determine.

At the end of any Restricted Period applicable to a Deferred Amount, a Participant may elect to Re-Defer receipt of all of a Deferred Amount together with the Corresponding Employer Matches.

Section 5. Employer Match.

A Participant may receive a grant of an Employer Match of up to the value of $10,000 with respect to each Deferred Amount. Subject to the last sentence of this Section 5, a Participant may also receive a grant of a Re-Deferred Amount Match with respect to each Deferred Amount, or Re-Deferred Amount, such Participant elects to Re-Defer so long as all corresponding Employer Matches relating to a Deferred Amount in the aggregate do not exceed the value of $10,000. On the Employer Match Grant Date, the Company and its Subsidiaries shall grant an Employer Match, which the Participant shall be entitled to receive following the end of the Restricted Period, or after any additional Restricted Periods if the Deferred Amount corresponding to such Employer Match has been Re-Deferred, in accordance with Section 6 (d) hereof. Following the end of the applicable Restricted Period, the Participant shall be entitled to receive in accordance with the terms and conditions of Section 6 hereof, unless such Participant has elected to Re-Defer the Deferred Amount to which such Employer Match corresponds, such Employer Match which shall be an amount equal to the Fair Market Value, on the first business day immediately following the end of the Restricted Period, of the Stock Units comprising the Employer Match. Following the end of any Restricted Period applicable to a Re-Deferred Amount, the Participant may receive any Re-Deferred Amount Matches corresponding thereto which shall equal the Fair Market Value of the Stock Units comprising such Re-Deferred Amount Matches on the first business day immediately following the end of such Restricted Period. Except as provided in Section 1, after February 14, 2003, all Corresponding Employer Matches relating back to each individual Deferred Amount shall not exceed the value of the $10,000 in the aggregate.

Section 6. Stock Units.

Stock Units purchased under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

a.	Purchase Date. A Participant shall purchase Stock Units on the first MIP Payment Date following the election by such Participant to participate in the Plan.

b.	Price of Stock Units. The price per share of Stock Units under the Plan shall be determined on the MIP Payment Date, but shall not be less than the Fair Market Value of the Stock on that date. Stock Units may only be purchased with Deferred Amounts and Re-Deferred Amounts.

c.	Restricted Period. No Stock Unit may be cashed out during its Restricted Period; provided, however, that in the event of the death, Disability, Retirement or Termination of a Participant, the Stock Units of such Participant may be cashed out as described in Sections 6(f) or 6(g) of the Plan.

d.	Cash Out. On the first business day following the end of a Restricted Period for particular Stock Units, such Stock Units, together with the Corresponding Employer Matches, shall be cashed out by each Participant, unless a Participant elects to Re-Defer such cash out. Upon cashing a Stock Unit, a Participant shall be entitled to receive an amount equal in value to the Fair Market Value of one share of Stock on the first business day following the end of the Restricted Period (the “Cash Out Amount”). Payment of the Cash Out Amount to Participants shall be made in the sole discretion of the Committee either (1) in a lump sum within ten (10) days of the end of the Restricted Period or (2) in substantially equal installments over a period not to exceed five (5) years; provided, however, that with respect to any Previously Deferred Amount, the Participant shall be entitled to receive such Previously Deferred Amount and corresponding Previously Matched Amount in a lump sum, unless such Participant elects to Re-Defer such amounts in accordance with Section 4 hereof. With respect to any Cash Out

Amount the Company or its Subsidiaries pays in installments, any unpaid portion of such Cash Out Amount shall accrue interest monthly at the Prime Rate. Subject to Committee approval, each Participant may elect to be paid in either a lump sum or in installments. The Committee has the right to determine the form of payment any Participant shall receive for cashing out.

e.	Non-Transferability of Stock Units. No Stock Unit shall be transferable by a Participant other than by will or by the laws of descent and distribution, and all Stock Units shall be cashable, during the Participant’s lifetime, only by the Participant. The Stock Units are not subject to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than as described above or other than a claim for benefits by a Participant or his or her beneficiary or beneficiaries will be null and void. The Committee shall have the discretionary authority, however, to grant Stock Units which would be transferable to members of a Participant’s immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners. In exercising such discretionary authority, the Committee may take into account whether the granting of such transferable Stock Units would require registration with the Commission under a form other than Form S-8. A transferred Stock Unit may be cashed out by the transferee only to the extent that the Participant would have been able to cash out such Stock Unit had the Stock Unit not been transferred.

f.	Termination of Employment. Notwithstanding anything in the Plan to the contrary, unless otherwise determined by the Committee at grant, if a Participant’s employment with the Company or any Subsidiary is voluntarily or involuntarily terminated, the Stock Units purchased by such Participant with the Deferred Amount(s) shall be deemed vested, and such Participant shall be entitled to a payout with respect to such Stock Units. Except in the event of a Change of Control, the Participant shall forfeit, and cease to have any right to receive, any Employer Matches (other than an Employer Match that has been Re-Deferred in accordance with Section 4) as of the date of the termination of his/her employment and shall have no further rights under the Plan.

g.	Terms of Cash Out Upon Termination of Employment. Except as otherwise set forth in the Plan, all of the terms relating to the cash out, cancellation or other disposition of a Stock Unit and Employer Match upon the termination of the employment of a Participant by the Company or a Subsidiary, or upon the Disability, Retirement, death of a Participant shall be determined by the Committee.

h.	Changes in Stock. In the event of a change in the number of outstanding shares of Stock by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of Stock Units issued to each participant shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 7. Taxes.

The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any Stock Units issuable under the Plan, and the Company may defer cashing out any Stock Unit unless the Company is indemnified to its satisfaction against any liability for any tax. The amount of withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by a Participant at such time as the Committee determines. A Participant may satisfy his or her tax-withholding obligation by the payment of cash to the Company or in any other manner determined by the Committee. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to withholding methods as it deems necessary or appropriate.

Section 8. Amendments and Termination.

The Plan shall continue indefinitely. The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the right of a Participant without his or her consent.

The Committee may amend the terms of any Employer Match theretofore granted, prospectively, but no amendment shall impair the rights of any Participant without his or her consent.

Section 9. Unfunded Status of the Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing set forth in the Plan shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan with respect to awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

Section 10. Change of Control.

Notwithstanding anything contained in this Plan to the contrary, on the occurrence of a Change of Control, each Participant shall be vested in, and have an absolute right to receive, all of his or her Corresponding Employer Matches relative to all Deferred Amounts deferred prior to the date of the Change of Control subject to the terms and conditions set forth in the next sentence. Except as otherwise permitted by the Committee, within ninety (90) days prior to the Change of Control each Participant shall irrevocably elect either to:

      (1) receive all Deferred Amounts and Corresponding Employer Matches in a lump sum within ten (10) business days following the Change of Control (“Alternative One”); or

      (2) receive each Deferred Amount and Corresponding Employer Matches in a lump sum(s) as such amounts become due within ten (10) business days following the end of each of the Restricted Periods applicable to such Deferred Amounts and Corresponding Employer Matches (“Alternative Two”) (collectively the “Alternatives”).

The Fair Market Value of each of the Stock Units comprising the lump sum(s) of the Deferred Amounts and Corresponding Employer Matches referenced in each of the two preceding Alternatives shall be the Fair Market Value of such Stock Units on the last business day immediately preceding the Change of Control. Any unpaid amounts due a Participant electing Alternative Two shall accrue interest monthly at the Prime Rate.

Section 11. General Provisions.

All certificates for Stock Units delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Stock is listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 12. Effective Date of Plan.

The Plan shall be effective as of February 14, 2003.